NORTH CAROLINA
Department of the Secretary of State

To all whom these presents shall come, Greetings:

I, ELAINE F. MARSHALL, Secretary of State of the State of North Carolina, do hereby certify the following and hereto attached to be a true copy of

ARTICLES OF AMENDMENT

OF

CBDMD, INC.

the original of which was filed in this office on the 24th day of April, 2023.

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IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal at the City of Raleigh, this 24th day of April, 2023.

Elaine F. Marshall

Secretary of State

SOSID: 1433573
Date Filed: 4/24/2023 8:53:00 AM
Elaine F. Marshall
North Carolina Secretary of State
C2023 111 05074

Articles of Amendment to
Articles of Incorporation of
cbdMD, Inc.

Pursuant to Section 55-10-06 of the North Carolina Business Corporation Act, the undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation, as Amended:

1. The name of the corporation is cbdMD, Inc.

2. The Articles of Incorporation of the corporation are hereby amended as follows:

Article II of the Articles of Incorporation is hereby amended to add the following paragraph to precede the first paragraph of Article II:

> "At 12:01 am Eastern Time, on April 24, 2023 (the "Effective Time"), each forty five (45) shares of common stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of common stock (the "Reverse Stock Split"). No fractional shares shall be issued in connection with the Reverse Stock Split. To the extent that any shareholder shall be deemed after the Effective Time as a result of these Articles of Amendment to own a fractional share of common stock, such fractional share resulting from the Reverse Stock Split shall be rounded up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of common stock ("Old Certificates"), shall, automatically and without the necessity of presenting the same for exchange, thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above."

3. The foregoing amendment was approved by, and proposed and recommended to the corporation's shareholders by, the Board of Directors on December 21, 2022, and approved by the shareholders on February 16, 2023 in accordance with the provisions of Chapter 55 of the North Carolina General Statutes.

4. These Articles of Amendment will become effective at 12:01 am Eastern Time, on April 24, 2023.

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of April, 2023.

cbdMD, Inc.

By: DocuSigned by: [signature]
T. Ronan Kennedy, Interim Chief Executive Officer and Chief Financial Officer